Exhibit 99.1

BANK OF THE OZARKS, INC.

FIRST FISCAL YEAR CERTIFICATION

PURSUANT TO 31 C.F.R. § 30.15

AS AUTHORIZED BY 12 U.S.C. 5221 (SECTION 111 OF THE

EMERGENCY ECONOMIC STABILIZATION ACT OF 2008, AS AMENDED)

MARCH 10, 2010

I, George Gleason, Chairman and Chief Executive Officer of Bank of the Ozarks, Inc., certify, pursuant to 12 U.S.C. 5221, based on my knowledge, that:

(i) The compensation committee of Bank of the Ozarks, Inc. discussed, reviewed and evaluated with Bank of the Ozarks, Inc.’s designated senior risk officer at least every six months, during the period beginning on the later of June 15, 2009, or ninety days after the closing date of the agreement between Bank of the Ozarks, Inc. and Treasury and ending with the last day of Bank of the Ozarks, Inc.’s fiscal year containing that date (the “Applicable Period”) the senior executive officer (“SEO”) compensation plans and the employee compensation plans and the risks these plans pose to Bank of the Ozarks, Inc;

(ii) The compensation committee of Bank of the Ozarks, Inc. has identified and limited during the Applicable Period the features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Bank of the Ozarks, Inc., and during that same Applicable Period has identified any features of the employee compensation plans that pose risks to Bank of the Ozarks, Inc. and has limited those features to ensure that Bank of the Ozarks, Inc. is not unnecessarily exposed to risks;

(iii) The compensation committee of Bank of the Ozarks, Inc. has reviewed, at least every six months during the Applicable Period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Bank of the Ozarks, Inc. to enhance the compensation of an employee and has limited any such features;

(iv) The compensation committee of Bank of the Ozarks, Inc. will certify to the reviews of SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of Bank of the Ozarks, Inc. will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP Period the features in

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Bank of the Ozarks, Inc.;

(B) Employee compensation plans that unnecessarily expose Bank of the Ozarks, Inc. to risks; and

(C) Employee compensation plans that could encourage the manipulation of reported earnings of Bank of the Ozarks, Inc. to enhance the compensation of an employee;

(vi) Bank of the Ozarks, Inc. has required that bonus payments, as defined in the regulations and guidance established under section 111 of the Emergency Economic Stabilization Act of 2008, as amended (“EESA”), of the SEOs and the twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) Bank of the Ozarks, Inc. has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on the later of the closing date of the agreement between Bank of the Ozarks, Inc. and the United States Department of the Treasury (“Treasury”) or June 15, 2009 and ending with the last day of Bank of the Ozarks, Inc.’s fiscal year containing that date;

(viii) Bank of the Ozarks, Inc. has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on the later of the closing date of the agreement between Bank of the Ozarks, Inc. and Treasury or June 15, 2009 and ending with the last day of Bank of the Ozarks, Inc.’s fiscal year containing that date;

(ix) The board of directors of Bank of the Ozarks, Inc. has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by the later of September 14, 2009, or ninety days after the closing date of the agreement between Bank of the Ozarks, Inc. and Treasury; this policy has been provided to Treasury and its primary regulatory agency; Bank of the Ozarks, Inc. and its employees have complied with this policy during the Applicable Period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x) Bank of the Ozarks, Inc. is not required to permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the period beginning on the later of the closing date of the agreement between Bank of the Ozarks, Inc. and Treasury or June 15, 2009 and ending with the last day of Bank of the Ozarks, Inc.’s fiscal year containing that date;

(xi) Bank of the Ozarks, Inc. will disclose the amount, nature, and justification for the offering during the period beginning on the later of the closing date of the agreement between Bank of the Ozarks, Inc. and Treasury or June 15, 2009 and ending with the last day of Bank of the Ozarks, Inc.’s fiscal year containing that date of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (vii);

(xii) Bank of the Ozarks, Inc. will disclose whether Bank of the Ozarks, Inc., the board of directors of Bank of the Ozarks, Inc., or the compensation committee of Bank of the Ozarks, Inc. has engaged during the period beginning on the later of the closing date of the agreement between Bank of the Ozarks, Inc. and Treasury or June 15, 2009 and ending with the last day of the Bank of the Ozarks, Inc.’s fiscal year containing that date, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) Bank of the Ozarks, Inc. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on the later of the closing date of the agreement between Bank of the Ozarks, Inc. and Treasury or June 15, 2009 and ending with the last day of Bank of the Ozarks, Inc.’s fiscal year containing that date;

(xiv) Bank of the Ozarks, Inc. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Bank of the Ozarks, Inc. and Treasury, including any amendments;

(xv) Bank of the Ozarks, Inc. has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the fiscal year ended December 31, 2009, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified, but Bank of the Ozarks, Inc. is not required to submit a list of such persons for the current fiscal year because, as of November 4, 2009, Bank of the Ozarks, Inc. was no longer a recipient of TARP Capital Purchase Program funds; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

/s/ George Gleason
George Gleason
Chairman and Chief Executive Officer